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                                                                    EXHIBIT 99.1

                 STERLING BANCSHARES' SUBSIDIARY, STERLING BANK,
                          CLOSES $50 MILLION FINANCING

Houston, Texas - Sterling Bancshares, Inc. (Nasdaq: SBIB) announced today that its indirect, wholly owned subsidiary, Sterling Bank, has completed a private placement of $50 million of subordinated unsecured notes. The subordinated notes issued by Sterling Bank bear interest at a fixed rate of 7.375% and mature over a ten year period ending April 15, 2013, with semi-annual interest payments. The subordinated notes are not convertible or redeemable.

Sterling Bank intends to use the proceeds from the sale of the subordinated notes, after the payment of expenses related to the private placement, for general corporate purposes.

Sterling Bancshares, Inc. is a Houston-based bank holding company that operates 39 community-banking offices in the greater metro areas of Dallas, Houston, San Antonio, and South Texas. Sterling also provides mortgage-banking services through its 80 percent-owned subsidiary, Sterling Capital Mortgage Company. The company's common stock is traded through the Nasdaq National Market System under the symbol SBIB. For more information on Sterling Bancshares, please visit the company's web site at www.banksterling.com.

Except for historical information contained herein, this press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets the company serves may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments; the company's liquidity requirements could be adversely affected by changes in its assets and liabilities; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in fiscal and governmental policies of the United States federal government could have an adverse effect on the company's business. Please also read the additional risks and factors described from time to time in Sterling Bancshares' reports filed with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.